                                  EXHIBIT 10.11

                        SEVERANCE COMPENSATION AGREEMENT
                          Dated as of January 30, 2002
                                     Between
                                PACER TECHNOLOGY
                                       And

                               RONALD T. GRAVETTE

        The Board of Directors of Pacer Technology, a California corporation (the "Company") has determined that it is appropriate and in the best interests of the Company and its shareholders to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including Ronald T. Gravette, the Vice President, Sales (the "Executive"), to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

        This Agreement is intended to accomplish that objective by providing Executive with the assurance that he will receive severance compensation if the Executive's employment with the Company terminates under one of the circumstances described herein following a Change in Control of the Company (as defined in Section 2).

        NOW, THEREFORE, it is agreed as follows by the Company and Executive:

        1. Term. The term of this Agreement shall commence on the date hereof and, subject to earlier termination due to a termination of Executive's employment pursuant to Section 3.1, 3.2 or 3.3 hereof, shall end two (2) years following the date on which notice of non-renewal or termination of this Agreement is given by either the Company or Executive to the other. Thus, this Agreement shall be renewable automatically on a daily basis so that the outstanding term is always two (2) years following any effective notice of non-renewal or of termination given by the Company or Executive, other than in the event of a termination pursuant to Section 3.1, 3.2 or 3.3 hereof.

        2. Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

               2.1 Cause. The term "Cause" shall have the meaning given to such term in Exhibit A hereto, which by this reference is incorporated herein and made an integral part of this Agreement as if fully set forth below in this
Section 2.1.

               2.2 Change in Control. A "Change in Control" of the Company shall be deemed to have occurred upon the consummation or occurrence of any of the following:

                      (a) any merger or consolidation of the Company with another corporation or business entity (hereinafter a "Merger"), unless immediately after the consummation of such Merger, the Persons who were the holders of the outstanding voting securities of the Company immediately prior to the Merger own, in substantially the same proportions as they had then held the Company's voting securities, fifty-one percent (51%) or more of the outstanding voting securities of
        (i) the surviving party in such Merger (whether that surviving party is the Company or the another party to such Merger), or (ii) if the surviving party has a Parent, then of that Parent; or

                      (b) any Sale of Assets Transaction (as hereinafter defined) by the Company to a Purchasing Party (as hereinafter defined), unless, immediately after consummation of the Sale of Assets Transaction, the Persons who were the holders of the outstanding voting securities of the Company immediately prior to the Sale of Assets Transaction own, in substantially the same proportions as they had then held the Company's voting securities, fifty-one percent (51%) or more of the outstanding voting securities (i) of the Purchasing Party in such Sale of Assets Transaction, or (ii) if the Purchasing Party has a Parent, then of such Parent; or



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
                      (c) any Person or group (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the outstanding shares of the Company's Common Stock, other than any such Person or group whose beneficial ownership of the outstanding shares of Common Stock of the Company has increased above 20% by reason of such Person or group's purchase of shares of Company Common Stock, or securities that are convertible or exercisable into shares of Company Common Stock, in a firmly underwritten public offering by the Company of such Common Stock or other securities; or

                      (d) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors of the Company cease for any reason to constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of that two year period; or

                      (e) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

               2.3 Disability. The term "Disability" of "disabled" shall mean Executive's incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company on a full-time basis for five (5) months. In the event that there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by mutual agreement of the Company and the Executive or his counsel, to conduct a physical or, in the case of an alleged mental disability a psychiatrist to conduct a psychological, examination of the Executive and Executive agrees that he will submit to such examination in the event of such a dispute. The determination of such physician or psychiatrist (as the case may be) shall be binding on the parties.

               2.4 Parent. The term "Parent" shall mean any corporation, business entity or other Person that holds, either directly or indirectly, shares or ownership interests of another corporation or business entity possessing at least a majority of the voting power of that other corporation or business entity.

               2.5 Person. The term "Person" shall mean any natural person, corporation, limited liability company, partnership (general or limited), trust, estate or other business entity or unincorporated association.

               2.6 Purchasing Party. The term "Purchasing Party" shall mean any Person that acquires ownership of substantially all of the assets of the Company in a Sale of Assets Transaction.

               2.7 Retirement. The term "Retirement" or "Retirement Age" shall mean termination by the Company or the Executive of the Executive's employment or of this Agreement based on the Executive having reached age seventy (70) or such other age as shall have been fixed in any arrangement established with the Executive's consent with respect to the Executive.

               2.8 Sale of Assets Transaction. The term "Sale of Assets Transaction" shall mean any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

        3. Termination Following Change in Control.

               3.1 Executive shall become entitled to receive the severance compensation provided for in Section 4 hereof if, and only if, a Change in Control of the Company shall have occurred while the Executive is still a full time employee of the Company, and there subsequently occurs a termination of the Executive's employment by:

                      (a) the Executive for Good Reason (as defined in Section
         3.5 below); or



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
                      (b) the Company for any reason other than (i) Executive's death or Disability, (ii) Executive's reaching Retirement Age, or (iii) Cause (any such termination to be referred to hereinafter as a "Company Termination without Cause or Reason").

Upon any such termination of employment, whether by Executive for Good Reason or by the Company without Cause or Reason, this Agreement shall terminate, provided that such termination shall not affect the rights of Executive under Section 4 which shall survive any termination of this Agreement pursuant to this Section 3.1.

               3.2 Executive's Disability or Death.

                      (a) Termination due to Disability. Executive's employment and this Agreement may be terminated by the Company for Disability if Executive becomes disabled (as defined in Section 2.3 above), which termination shall become effective thirty (30) days after the receipt by Executive of a written notice of termination from that Company if Executive has not returned to the full-time performance of his duties by the end of such 30-day notice period.

                      (b) Termination on Death. Executive's employment and this Agreement also shall terminate immediately in the event of the death of the Executive occurring at any time during the term hereof.

The Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation under Section 4 of this Agreement if his employment with the Company terminates due to his disability or his death, even if such termination of employment for such reason occurs within 12 months after the occurrence of a Change in Control.

               3.3 Retirement or Voluntary Resignation. This Agreement shall terminate automatically on Retirement (as defined above) of Executive or due to the resignation or termination by Executive of his employment for any reason other than Good Reason (as hereinafter defined). The Company shall have no obligation to pay and Executive shall have no right to receive any compensation under this Agreement on or due to such Retirement or the Executive's resignation or termination of employment other than for Good Reason, even if such termination occurs within 12 months after the occurrence of a Change in Control.

               3.4 Cause. The Company may terminate Executive's Employment and/or this Agreement for Cause and the Company shall have no obligation to pay and the Executive shall have no right to receive any compensation under or pursuant to this Agreement by reason of any such termination, even if such termination for Cause occurs within 12 months following the occurrence of a Change in Control. Notwithstanding the foregoing, no termination of Executive's employment for Cause shall be effective for purposes of this Agreement, unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board of Directors at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive engaged in conduct that constitutes grounds for a termination of his employment for Cause and specifying the particulars thereof in reasonable detail.

               3.5 Good Reason. If, prior to the termination of this Agreement for any other reason or due to any other event, there occurs: (i) first, a Change in Control of the Company, and (ii) second, within the succeeding twelve
(12) months any of the events or circumstances described below in this Section
3.5 occurs, and (iii) third, a termination by Executive of his employment effectuated in the manner and within the applicable time period set forth hereinafter, then, Executive shall become entitled to receive the severance compensation set forth in Section 4 of this Agreement. Any such termination shall constitute a termination for "Good Reason." For purposes of this Agreement "Good Reason" shall mean any of the following (without the Executive's express written consent) that occurs either as a result of, or after the occurrence of, any Change in Control:

                      (a) The Company has materially changed the Executive's position, duties, responsibilities, status, or offices as in effect immediately prior to a Change in Control of the Company or has removed the Executive from or failed to reelect the Executive to any of such positions, except in




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        connection with the termination of his employment for Disability, or
        Cause or as a result of the Executive's death or Retirement;

                      (b) A reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement, or the Company's failure to increase (within 12 months of the Executive's last increase in base salary) the Executive's base salary after a Change in Control of the Company in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company effectuated in the preceding 12 months;

                      (c) Any failure by the Company to continue in effect any benefit plan or arrangement (including, without limitation, the Company's life insurance, accident, disability and health insurance plans, 401(k) and bonus or incentive compensation, stock option, and all other similar plans which are from time to time made generally available to senior executives of the Company and in which the Executive is participating at the time of a Change in Control of the Company (hereinafter referred to as "Benefit Plans"), unless replaced by any other Benefit Plan or Plans providing the Executive with substantially similar benefits, or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company which adversely affects Executive in a manner materially different from other executives of the Company;

                      (d) A relocation of the Company's principal executive offices, from where those offices were located immediately prior to the consummation of the Change in Control that has the effect of making the usual and ordinary commuting time by automobile of Executive immediately prior to the consummation of the Change in Control from Executive's then principal residence to the Company's principal executive offices, or from those offices to such residence, more than total of 100 minutes each way, except for required travel by Executive on Company business to an extent substantially consistent with the Executive's business travel obligations during the 12 months immediately preceding a Change in Control of the Company;

                      (e) Any failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

                      (f) Any material breach by the Company of any provision of this Agreement which it fails to cure within 15 days of written notice thereof from the Executive;

                      (g) An attempt by the Company to terminate Executive's employment on grounds that he is disabled, if Executive disputes the Company's assertion that he is disabled and the physician or psychiatrist (as the case may be) that is selected to determine whether or not Executive is, in fact, disabled, determines that he is not disabled and that the Company had no reasonable basis for its assertion to the contrary; or

                      (h) Any failure by the Company to obtain the assumption of this Agreement by any Purchasing Party in a Sale of Assets Transaction that constitutes a Change in Control of the Company.

               To constitute a Termination for Good Reason, the Executive must give written notice of his termination of employment to the Company within 30 days of the occurrence of the event constituting Good Reason, which notice must describe such event in reasonable detail. If the Company fails to cure such event within 10 days of such notice, such termination shall be effective at the end of such 10-day period and Executive shall thereupon become entitled to receive the compensation and benefits set forth in Section 4 hereof.

               3.6 Notice of Termination. Any termination by the Company, other than pursuant to Section 3.2, due to Executive's Death, shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which set forth in reasonable detail the facts and circumstances claimed to provide a



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
basis for termination of the Executive's employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company (other than due to Executive's death) shall be effective without such a Notice of Termination.

        4. Severance Compensation upon Termination of Employment. Subject to
Section 4.3 below, if the Company shall terminate Executive's employment without Cause or Reason or the Executive shall terminate his employment for Good Reason, and any such termination occurs within twelve (12) months following a Change in Control, then:

               4.1 Severance Payment. On or before the fifth (5th) day following the date of such termination of employment (the "Termination Date"), the Company shall make a lump sum payment, in cash, to the Executive in an amount equal to
2.99 multiplied by the sum of (i) the Executive's highest annual base salary in effect during the 12-month period immediately preceding the Termination Date, and (ii) the amount of the bonus or incentive compensation that Executive would have earned for the year during which such termination occurred had he remained in the Company's employ for the balance of that year and he or the Company (as the case may be) had achieved any goals established as a condition to the payment of the maximum amount of bonus or incentive compensation that he could have earned for such year. All payments hereunder shall be made net of withholdings required by applicable federal, state or local laws.

               4.2 Continuation of Benefits. The Company shall continue to provide, for a period of 2.99 years' from the Termination Date, the following benefits to the Executive (and his dependents) if and to the extent he or they (as the case may be) were receiving such or similar benefits on the day immediately preceding the Change in Control:

                      (a) Participation in the Company's medical, dental and vision plans;

                      (b) Life Insurance.

Provided however, that any benefits payable under this subsection 4.2 shall terminate at such time as the Executive (and his dependents in the case of any benefits that they were receiving) becomes eligible for similar benefits from any subsequent employer of Executive.

               4.3 Limitation on Amount of Severance Compensation. To the extent that any or all of the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and, but for this Section 4.3, would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive's "base amount" (as defined in the Code). The determination of the amount of any reduction of any payment or benefits under this Section 4 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and the Executive. If it is determined by that accounting firm that the present value of the severance compensation and benefits provided for in Sections 4.1 and 4.2 above exceeds the product of 2.99 times the Executive's base amount, the determination whether the reduction required by this Section 4.3 shall be accomplished by reducing the compensation called for by Section 4.1 or the benefits provided for in Section 4.2 and which benefits are to be reduced, if any, shall be made by the Executive.

               4.4 No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for under this Section 4 by seeking other employment or otherwise, nor, except as otherwise set forth in Section 4.2 above, shall the amount of any payment provided for under this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of the termination of Executive's employment, provided, that, such other employer is not a competitor of the Company. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue to the date of the termination of Executive's employment, solely as a result of the passage of time, under any Benefit Plan or Incentive Plan, or other written contract, plan or arrangement to which the Company is a party.



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        5. Termination without Cause in the Absence of a Change in Control.

               5.1 In the event that, during the term of this Agreement, there occurs a termination of Executive's employment by the Company without Cause or Reason and there has not been a Change in Control within the 12 months immediately preceding such termination of employment, then, upon such a termination (which shall be referred to hereinafter as a "Section 5 Termination"), Executive shall be entitled to receive the following compensation:

                      (a) The Company shall pay to the Executive as severance pay, by the fifth (5th) day following the effective date of such Section 5 Termination, a lump sum cash payment in an amount equal to 2.99 years' of the Executive's highest annual base salary in effect during the 12-month period immediately preceding the date of such Section 5 Termination , and (ii) the amount of any bonus that was earned by Executive and was no longer subject to any contingencies prior to, but had not been fully paid as of, the date of such Section 5 Termination. All payments hereunder shall be made net of withholdings required by applicable federal, state or local laws.

                      (b) The Company shall, for a period of 2.99 years from the date of such Section 5 Termination, continue to provide the following benefits to the Executive if and to the extent he was receiving such benefits on the day immediately preceding the date of such Termination:
        (i) participation in the Company's medical, dental and vision plans and
        (ii) life insurance, to the extent that Executive was participating in such plans or programs on the day preceding the date of the Section 5 Termination; provided, however, that any benefits payable under this paragraph 5.1(b) shall terminate at such time as the Executive becomes eligible for similar benefits from any subsequent employer.

               5.2 In the event of any Section 5 Termination, this Agreement shall thereupon terminate automatically, without any action or notice required to be given by the Company to Executive, but without affecting his rights under this Section 5 which shall continue in effect until Executive has received the compensation and benefits set forth in Section 5.1 hereof, and Executive shall not be entitled to receive any compensation provided for in Section 4 hereof; provided, however, that, notwithstanding the foregoing, if within 180 days following such a termination of employment the Company enters into a definitive agreement that provides for the consummation of a transaction or series of related transactions that would constitute a Change in Control of the Company (as defined above in this Agreement), and such Change in Control is consummated within six (6) months thereafter, such Section 5 Termination shall constitute a termination of Executive's employment pursuant to Paragraph 3.1(b) as a Termination by the Company without Cause or Reason and Executive shall be entitled to receive the severance payment and continuation of benefits provided for in Section 4 of this Agreement. In that event however, any compensation theretofore paid or benefits theretofore provided to Executive pursuant to this
Section 5 shall be credited toward and to that extent shall reduce the severance payment to be paid and the benefits to be provided pursuant to Section 4, to the same extent as if that Termination by the Company without Cause or Reason had occurred on the date of the Section 5 Termination.

        6. Successor to the Company.

               (a) The Company will require any successor or assignee to all or substantially all of the business and/or assets of the Company (whether that is the result of the consummation of a Sale of Assets Transaction or a Merger in which the Company is not the surviving corporation or entity, or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assignee to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 6 or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law or any agreement.



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               (b) This Agreement shall inure to the benefit of and be
enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

        7. Release of Claims. The obligations of the Company under Section 4 of this Agreement shall constitute the only obligations and liability of the Company arising from a termination of Executive's employment under the circumstances set forth in Section 3.1 hereof following a Change in Control of the Company or under the circumstances set forth in the proviso to Subsection
5.2 hereof and the obligations and liability of the Company under Section 5 of this Agreement shall constitute the only obligations of the Company arising from a termination of Executive's employment under the circumstances set forth in
Section 5 hereof. Upon the Company's tender of payment hereunder pursuant to
Section 4, or completion of the installment payments under Section 5, as the case may be, the Company shall have no obligation to Executive by reason of his employment or the termination thereof other than those set forth herein, and the Executive agrees that receipt of such payment or payments (as the case may be) shall constitute a full and final settlement and complete and absolute release of all claims or rights, whether fixed or contingent, absolute or uncertain or known or unknown, that Executive has or may have against the Company whether under this Agreement or any other employment contract or agreement to which the Company is a party or under applicable laws or regulations to which the Company may be subject, and Executive shall execute all appropriate agreements reflecting such settlement and release. In addition, the Company may condition the making of any payment or payments due under this Agreement on the execution and delivery by Executive of such a settlement and release agreement, provided that such settlement and release agreement expressly provides that such agreement will terminate and shall not be binding or enforceable against the Executive in the event that the Company breaches its obligations to Executive under whichever of Section 4 or Section 5 of this Agreement is applicable.

        8. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return-receipt requested, postage-prepaid, as follows:

        If to the Company:                         If to Executive:

        President                                  Ronald T. Gravette
        Pacer Technology
        9420 Santa Anita Avenue
        Rancho Cucamonga, CA 91730

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        9. Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is set forth in a writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party of, or of the compliance with, any term, condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms, provisions or conditions at the same or at any prior or subsequent time.

        10. Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be determined to be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        11. Governing Law; Legal Proceedings, Fees and Expenses; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event any controversy, claim or dispute arises between the parties hereto relating to this Agreement, the California Superior



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Court for the County of San Bernardino shall have exclusive jurisdiction over such controversy claim or dispute, and each party further agrees (i) to accept and not challenge the subject matter or the personal jurisdiction or the venue of such court, (ii) that it shall not assert the defense of forum nonconviens, and (iii) that it shall accept service of process in any such proceeding by registered or certified mail. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT IT OR HE MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH CONTROVERSY, CLAIM OR DISPUTE AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE JUDGE SHALL BE THE SOLE TRIER OF FACT IN ANY SUCH PROCEEDING. EACH PARTY IS AWARE THAT THE RIGHT TO A TRIAL BY JURY IS A CONSTITUTIONAL RIGHT AND EACH PARTY REPRESENTS THAT THE FOREGOING WAIVER IS BEING GIVEN VOLUNTARILY AND WITH AN UNDERSTANDING OF THE CONSEQUENCES THEREOF. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement unless the Company prevails in such contest.

        12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

        13. Entire Agreement. This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all prior severance agreements or understandings (whether written or oral) between the Executive and the Company.

        14. Headings and Interpretation. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision of this Agreement, because of any ambiguity found to be contained herein, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. Unless otherwise indicated elsewhere in this Agreement, (a) the term "or" shall not be exclusive, (b) the term "including" shall mean "including, but not limited to," and (c) the terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The Section and paragraph headings in this Agreement are included for convenience of reference and shall not be considered in interpreting, construing or giving effect to any of the provisions of this Agreement.

        15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                    (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                                      SIGNATURES OF PARTIES FOLLOW ON NEXT PAGE)




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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

"COMPANY"                              "EXECUTIVE"

PACER TECHNOLOGY



By: /s/ Larry K. Reynolds              By: /s/ Ronald T. Gravette
    -------------------------              ------------------------------

                                    EXHIBIT A
                                       TO
                        SEVERANCE COMPENSATION AGREEMENT
                                     BETWEEN
                     PACER TECHNOLOGY AND RONALD T. GRAVETTE
                             DATED JANUARY 30, 2002

                               DEFINITION OF CAUSE

        As used in this Severance Compensation Agreement, the occurrence of any of the following shall constitute "Cause":

               (1) The failure of Executive to perform, in all material respects, the duties assigned to him by the Board of Directors of the Company or, if the Executive reports to the Chief Executive Officer of the Company, any duties assigned to him by the Chief Executive Officer, if that failure continues unremedied for a period of 30 days following the receipt by Executive of a written notice of such failure;

               (2) The commission by the Executive of a felony, or of a misdemeanor involving moral turpitude;

               (3) The breach of any duties of Executive under any non-competition, confidentiality or trade secret or invention transfer or similar agreement entered into by the Executive with the Company;

               (4) The commission of an action or an omission to act on the part of the Executive which results in the incurrence by the Company of any criminal liability or any material civil liability, unless the act or omission to act was at the specific direction of the Board of Directors or any executive officer of the Company to which the Executive reports;

               (5) Any violation of any material written policies established by the Company that is not remedied within a period of 15 days following the receipt by Executive of a notice of such violation.

       This Exhibit A is incorporated into and is an integral part of the above-referenced Severance Compensation Agreement dated January 30, 2002 between Pacer Technology and Ronald T. Gravette.